Exhibit 99.1

NEWS RELEASE - for immediate release

Ferrer and Alexza Pharmaceuticals Provide Update on

ADASUVE® European and Latin American Commercial Activities

Barcelona, Spain - October 14, 2015 - Grupo Ferrer Internacional, SA (Ferrer) and Alexza Pharmaceuticals, Inc. (Alexza, Nasdaq: ALXA) today provided an update on the commercial activities related to ADASUVE® inhalation powder, pre-dispensed (Staccato® loxapine) in the European Union (EU) and Latin America. Ferrer is Alexza’s commercial partner for ADASUVE in the European Union, Latin America, Korea, Philippines, Thailand, countries in the Commonwealth of Independent States and the Middle East and North Africa (Ferrer Territory).

“We continue to dedicate substantial efforts toward ADASUVE’s success. The feedback we are receiving distinguishes ADASUVE as a highly valuable medication, one that provides superior treatment to patients and a better tool to physicians. ADASUVE is changing the paradigm of current treatment. This paradigm change requires time and substantial, sustained efforts to achieve significant business. We are determined to bring ADASUVE to the patients that could benefit from it,” said Antoni Villaró, Chief Operating Officer of Ferrer. “As part of our global partnership, we have recently provided financing to Alexza through a short-term loan as the Company goes through strategic evaluation of its business. We remain strong, long-term supporters of Alexza and of ADASUVE.”

“Ferrer is leading the way in penetrating the target markets in its territory and bringing ADASUVE to fill the unmet need for patients and their families. We remain confident in ADASUVE’s long-term commercial prospects,” said Thomas B. King, President and CEO of Alexza Pharmaceuticals. “We are aware there are considerable challenges in launching a hospital product, especially one as unique and novel as ADASUVE. We continue to be impressed with the hard work and progress Ferrer is making on the commercial front, as well as on the clinical development and regulatory fronts. This work is focused on evaluating markets and real-world use of the product, with the goals of implementing appropriate changes and potential label expansions that would allow product availability in expanded markets.”

Since the last reported European and Latin America update in September 2014, Ferrer has made the following progress:

•	ADASUVE is now available in 283 hospital settings in the EU, compared to approximately 160 hospitals one year ago, an increase of 77%.

•	ADASUVE has experienced continued sustained growth in product sales. Unit sales during the first half of 2015 were more than 6 times the number of ADASUVE units sold in the first half of 2014.

•	Alexza and Ferrer continue to receive strong and consistent feedback from healthcare professionals across all countries in Europe. Countries with routine use of ADASUVE include Germany, Romania, Sweden, Norway, Finland, Denmark and Spain. The rest of the EU countries, where ADASUVE is commercially available, are in the process of listing the product in the hospital formularies, and gaining initial trial and use with patients in hospitals in these countries.

•	ADASUVE is commercially available in 15 countries in Europe and three countries in Latin America, compared to a total of eight countries a year ago. During the next six months, Ferrer expects to launch ADASUVE in additional European countries including the United Kingdom, Italy, Netherlands and Bulgaria. ADASUVE registration activities are ongoing for Brazil, Mexico and Turkey.

•	Ferrer recently met with the EU regulatory authorities to explore the potential modification of the ADASUVE label in Europe to allow the use of the product in the outpatient setting.

•	In the past year, there have been five publications in peer-reviewed journals addressing both clinical experience with ADASUVE and the pharmacoeconomics of using ADASUVE, highlighting the costs and burden of established habits of dealing with agitated patients. In addition, 20 reports covering clinical experiences with ADASUVE have been presented at different congresses (International, European and regional within Europe). Reported clinical experience with ADASUVE continue to demonstrate the positive outcomes in terms of safety and efficacy, as well as the convenience of ADASUVE administration for both patients and health care professionals.

•	During the second and third quarters of 2015, Alexza and Ferrer successfully conducted three GMP inspections of the Alexza manufacturing facility that provides ADASUVE for countries within the Ferrer Territory, including inspections by EMA (EU), ANVISA (Brazil) and TITCK (Turkey). These inspections are part of the ongoing regulatory review processes for ADASUVE.

About ADASUVE (Staccato® loxapine)

ADASUVE is the first and only inhalation therapy for the rapid control of mild-to-moderate agitation in adult patients with schizophrenia or bipolar disorder. The EU marketing authorization for ADASUVE requires that patients receive regular treatment immediately after administration of the product to control acute agitation symptoms. It also requires that ADASUVE be administered only in a hospital setting under the supervision of a healthcare professional. Short-acting beta-agonist bronchodilator treatment should be available for treatment of possible severe respiratory side effects, such as bronchospasm. Alexza and Ferrer estimate that as many as 8 million adults in the EU suffer from schizophrenia or bipolar disorder1. Agitation is a common symptom for these patients2, characterized by feelings of distress, anxiety and loss of control.

ADASUVE combines Alexza’s proprietary Staccato system with loxapine, an antipsychotic medicinal product. The Staccato system is a hand-held inhaler that delivers a drug aerosol to the deep lung that results in intravenous-like pharmacokinetics and rapid systemic effects.

The authorization for ADASUVE in the EU differs from that in the United States, with respect to the indication statement, dose regimen, available dose strengths, and risk mitigation and management plans. For more information about ADASUVE in the EU, including the Summary of Product Characteristics and Patient Information Leaflet approved in the EU, please visit the EMA website.

About Ferrer

Founded in 1959, Ferrer is a privately-held European R&D-based pharmaceutical company headquartered in Barcelona. It is active in the pharmaceutical, health, fine chemicals and food sectors in Europe, Latin America, Africa, the Middle East, Asia and the United States. In total, Ferrer’s human healthcare products are commercialized in more than 90 countries, through 27 international affiliates (including joint ventures) and 70 partners and distributors.

Ferrer carries out activities throughout the full pharmaceutical value chain, from R&D to international marketing, including fine chemical development and the manufacturing of both raw materials and finished pharmaceuticals. Its research centers in Spain and Germany, and manufacturing sites in Europe and Latin America cover the pharmaceutical, diagnostics, vaccine, fine chemical, food and feed sectors. For more information, please visit www.ferrer.com.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development, and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products and development pipeline are based on the Staccato® system, a hand-held inhaler designed to deliver a pure drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. Active pipeline product candidates include AZ-002 (Staccato alprazolam) for the management of epilepsy in patients with acute repetitive seizures and AZ-007 (Staccato zaleplon) for the treatment of patients with middle of the night insomnia.

ADASUVE® is Alexza’s first commercial product and has been approved for sale by the U.S. Food and Drug Administration, the European Commission and in several Latin American countries. Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the United States. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, the Commonwealth of Independent States countries, the Middle East and North Africa countries, Korea, Philippines and Thailand.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc. For more information about Alexza, the Staccato system technology or the Company’s development programs, please visit www.alexza.com.

Safe Harbor Statement

This news release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and its partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the anticipated commercial launch of ADASUVE in any domestic or international market or the outcome of any registration activities related thereto, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Antoni Villaró
Chief Operating Officer, Ferrer
+34 936 003 700

Thomas B. King
President and CEO, Alexza
+1 650 944 7900 (investors / media)
investor.info@alexza.com

References:

1.	Wittchen H.U., et al., 2011. The size and burden of mental disorders and other disorders of the brain in Europe 2010. Eur. Neuropsychopharmacol. 21, 655-679.
2.	Alexza data on file (primary market research among caregivers of patients with schizophrenia (95% have agitation) and bipolar patients (87% have agitation).